EXHIBIT 99.24

TWC WIRELESS HOLDINGS I LLC

TWC WIRELESS HOLDINGS II LLC

TWC WIRELESS HOLDINGS III LLC

60 Columbus Circle

New York, New York 10023

August 29, 2012

To the Persons listed on Exhibit A hereto

Re: Interest Notice

Ladies and Gentlemen:

Reference is made to that certain Strategic Investor Agreement dated as of November 28, 2008 (the “SIG Agreement”) by and among TWC Wireless Holdings I LLC (“TWC I”), TWC Wireless Holdings II LLC (“TWC II”), TWC Wireless Holdings III LLC (“TWC III” and, together with TWC I and TWC II, the “Transferors”) and certain other stockholders in Clearwire Corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the SIG Agreement.

Pursuant to Section 5(a) of the SIG Agreement, each of TWC I, TWC II and TWC III hereby notifies you that it intends to sell up to 15,468,261, 15,468,261 and 15,468,260 shares, respectively, of Class A Common Stock of the Company (the “Shares”) at $1.40 per share in a cash transaction pursuant to one or more Open Market Transfers. Such transfers would be effected following an exchange of all of the shares of Class B Common Stock together with all of the Class B Common Units held by each Transferor into an equal number of shares of Class A Common Stock.

Pursuant to Section 5(a) of the SIG Agreement, each other Investor shall have five (5) Business Days from receipt of this Interest Notice to notify the Transferors of its election to purchase all or any portion of the Shares in accordance with the terms and conditions of this Interest Notice and the SIG Agreement.

Each of the Transferors also requests that you waive certain rights under the SIG Agreement and the Equityholders’ Agreement with respect to the above-referenced proposed sale. By execution of this letter, the undersigned hereby waives its right of first offer pursuant to Section 5(a) of the SIG Agreement and further waives application of Section 3.3(c)(ii)(B) of the Equityholders’ Agreement with respect to the above-referenced proposed sales, provided that TWC effects such sales prior to October 31, 2012 and in accordance with applicable laws. Please send the executed copy of this letter and/or any notices relating hereto to Satish Adige by email at satish.adige@twcable.com or by facsimile at 212-364-8259.

[Signature Page Follows.]

Very truly yours,

TWC WIRELESS HOLDINGS I LLC

By:	/s/ SATISH ADIGE
Name: Satish Adige
Title: Senior Vice President, Investments

TWC WIRELESS HOLDINGS II LLC

By:	/s/ SATISH ADIGE
Name: Satish Adige
Title: Senior Vice President, Investments

TWC WIRELESS HOLDINGS III LLC

By:	/s/ SATISH ADIGE
Name: Satish Adige
Title: Senior Vice President, Investments

EQUITYHOLDER

By:	[Countersignature]
Name:
Title:

[Signature Page to TWC Notice under SIG Agreement]

Exhibit A

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Attention: Chief Financial Officer

Facsimile No.: (215) 286-1240

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, Pennsylvania 19103

Attention: General Counsel

Facsimile No.: (215) 286-7794

Davis Polk & Wardwell

450 Lexington A venue

New York, New York 10017

Attention: David L. Caplan

Facsimile No.: (212) 450-3800

Bright House Networks, LLC

c/o Advance/Newhouse Partnership

5000 Carnpuswood Drive

East Syracuse, NY 13057

Attn: Leo Cloutier

Facsimile No.: (315) 438-4643

Sabin, Bermant & Gould LLP

Four Times Square

New York, NY 10036

Attn: Arthur J. Steinhauer, Esq.

Facsimile No.: (212) 381-7218